Exhibit 99.1

Corporate Headquarters

399 Park Avenue, 32nd Floor

New York, NY 10022

877.826.BLUE (2583)

www.bluerockre.com
PRESS RELEASE
For Immediate Release

Bluerock Enhanced Multifamily Trust Acquires
The Gardens at Hillsboro Village Apartments in Nashville, Tennessee

New York, NY (October 28, 2010) – Bluerock Enhanced Multifamily Trust, Inc. (“BEMT”) announced today an investment in a joint venture and the acquisition of Century Hillsboro Apartments (the “Property”), a Class A garden-style apartment community located just blocks from Vanderbilt University and Medical Center in downtown Nashville, Tennessee. The acquisition closed on September 30, 2010.

The Property comprises 201 units providing ample studio, one, two, and three-bedroom floor plans within 5 three-and-four-story buildings situated on approximately 5.47 acres.  Property amenities include year-round swimming pool, 24-hr business center, 24-hr fitness center, and courtyard with garden areas and outside grills. Individual residences include vaulted ceilings, GE appliance package, balconies, hardwood floors, surround sound, tiled bathrooms, large walk-in closets and washers/dryers.

The Gardens at Hillsboro Village community is ideally located in the southwestern and central business district in downtown Nashville. The area is considered fully-developed for many years and is strongly influenced by the 316-acre campus of Vanderbilt University and Medical Center. Additional location benefits include close proximity to Nashville’s Music Row, Downtown, Cumberland River, Belmont University, state government agencies, and significant area employment centers and retail amenities. The Property offers quick access in and around the city including I-40, I-65, I-440 beltway, and I-24.

“This property represents the core of our investment strategy”, said Jim Babb, Chief Investment Officer and Managing Director of the Bluerock Enhanced Multifamily Trust.  “This is a highly occupied, class A property in a high-density area supported by growing employment industries such as healthcare and education in a submarket which has consistently outperformed the metro area.  We were able to negotiate attractive financing terms with a fixed interest rate of 3.97% and acquired the Property below the current appraised value.”

The Property was acquired from an unaffiliated third party and will be renamed, Hillsboro Garden Apartments.  The acquisition was financed with cash proceeds received from the sale of shares of stock through our public offering, as well as proceeds received from the joint venture partner, and a first mortgage with financing provided by CB Richard Ellis and subsequently assigned to the Federal National Mortgage Association (Fannie Mae).  The Property is currently 98% occupied.

About the Joint Venture Partnership & Operating Partner
The Property was acquired in joint venture with Bell Partners. Bell is a diversified real estate investment and property management company headquartered in Greensboro, N.C. Bell is ranked as the #10 largest apartment manager in the United States by the National Multi-Housing Counsel with approximately 60,000 units under management and with a portfolio valued at more than $5 billion. Bell will be responsible for providing day-to-day property management services to the Property.

About the Bluerock Enhanced Multifamily Trust

Bluerock Enhanced Multifamily Trust, Inc. is a real estate investment trust (REIT) that was formed to acquire a diversified portfolio of real estate and real estate-related investments, with a primary focus on well-located, institutional quality apartment properties with strong and stable cash flows.

BEMT’s strategy is to acquire properties in conjunction with its network of leading apartment owner/operators across the nation, each of whom contributes meaningful investment capital alongside our investors.  BEMT believes this approach creates a potential for enhanced acquisition opportunities and improved operating results, by leveraging our operating partners’ significant intellectual capital and investment infrastructure, along with strong alignment of interest with our investors.
BEMT also believes our advisor’s “Enhanced Multifamily’’ strategy will help to increase rents, tenant retention and property values, and generate attractive returns for our investors.

About Bluerock Real Estate

Bluerock is a national real estate investment firm headquartered in Manhattan.

Bluerock focuses on acquiring, managing, developing and syndicating multifamily and commercial real estate properties throughout the United States. Bluerock and its principals collectively have sponsored and structured real estate transactions totaling approximately 25 million square feet and with approximately $3 billion in value. Bluerock principals have an average of approximately 20 years experience in the finance and real estate including acquisitions, asset management, dispositions, development/redevelopment, leasing, property management, portfolio management and in building operating and real estate companies.

Forward-looking Statements

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the acquisition of The Gardens at Hillsboro Village property, the location benefits of the property, and performance of the submarket. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of the Property, the successful occupancy of the Property, uncertainties relating to changes in general economic and real estate conditions; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the BEMT’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.